Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-231878
PROSPECTUS SUPPLEMENT
(To prospectus dated June 12, 2019)
Hertz Global Holdings, Inc.

Up to $750,000,000 in Subscription Rights to Purchase Shares of Common Stock

Up to 57,915,055 Shares of Common Stock Issuable Upon Exercise of Rights to

Subscribe for Such Shares at $12.95 per Share

On June 26, 2019 (the “distribution date”), we are distributing at no charge to the record holders of our common stock, par value $0.01 per share (the “common stock”), as of 5:00 p.m., Eastern Time, on June 24, 2019 (the “record date”), transferable subscription rights to purchase up to an aggregate of 57,915,055 new shares of our common stock. We refer to this offering as the “rights offering.” We will distribute to our stockholders one transferable subscription right for every share of our common stock that they own on the record date. Each transferable subscription right entitles the holder to purchase 0.688285 shares of our common stock (the “basic subscription right”), at the subscription price of $12.95 per whole share of common stock (the “subscription price”). The rights are transferable and are expected to trade on the NYSE under the symbol “HTZ RT” until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date (as defined below) of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date).
Rights holders who fully exercise their basic subscription rights, other than as described herein, will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”), subject to the ownership limitation described herein. The over-subscription right allows a rights holder to subscribe for additional shares of our common stock at the subscription price. We refer to the basic subscription rights and over‑subscription rights as “rights” or “subscription rights.” Subscription rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this rights offering. Any fractional shares of our common stock created by the exercise of the subscription rights will be rounded down to the nearest whole share.
The subscription rights will expire at 5:00 p.m., Eastern Time, on July 12, 2019 (the “expiration date”), unless extended as described herein. We may extend the period for exercising the subscription rights as described below. You may not revoke the exercise of a subscription right after receipt of the payment of the subscription price as described in this prospectus supplement. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value. There is no minimum number of shares of our common stock that we must sell in order to complete this rights offering.
Carl C. Icahn, whose affiliates held as of June 12, 2019, 24,263,869 shares of our common stock, which represented 28.8% of our outstanding shares of common stock, has informed us that such affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in this rights offering, subject to the ownership limitation. However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his basic subscription rights and over-subscription rights.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “HTZ.” On June 12, 2019, the closing price of our common stock as reported on the NYSE was $16.19. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.
This rights offering is being made directly by us. We are not using a dealer manager, underwriter or selling agent. We have engaged Computershare Trust Company, N.A. to serve as our subscription agent for this rights offering. Computershare Trust Company, N.A. will hold in escrow the funds we receive from holders who exercise rights until we complete or cancel this rights offering.

An investment in our common stock involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement.

	Per Share	Total Maximum(1)
Subscription Price	$12.95	$750,000,000
Estimated Expenses	$0.05	$3,000,000
Proceeds to Us	$12.90	$747,000,000

(1)	Assumes all stockholders exercise their rights.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Neither we nor our board of directors makes any recommendation to rights holders regarding whether they should exercise or sell their rights. As a result of the terms of this rights offering, stockholders who do not fully exercise their subscription rights will own, upon completion of this rights offering, a smaller proportional interest in our common stock than otherwise would be the case had they fully exercised their rights. See “Risk Factors” beginning on page S-18 of this prospectus supplement for more information.
If you have any questions or need further information about this rights offering, please call Georgeson LLC, our information agent for this rights offering, at (888) 607-6511 (toll-free).
It is anticipated that delivery of the common stock purchased in this rights offering will be made on or about July 16, 2019.

The date of this prospectus supplement is June 13, 2019.

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ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement provides the terms of the rights offering and supplements the accompanying prospectus, dated June 12, 2019, which is part of our Registration Statement on Form S-3 and contains more general information about us and the securities we may offer from time to time, some of which does not apply to this rights offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.
It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information to which we have referred under “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference. Information in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.
You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement regardless of the time of delivery of this prospectus supplement or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to those jurisdictions.
In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us” and the “Company” refer to Hertz Global Holdings, Inc., a Delaware corporation, excluding its subsidiaries, unless the context otherwise requires or indicates.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in reports we subsequently file with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, include “forward-looking statements.” Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K.
Important factors that could affect our actual results and cause them to differ materially from those expressed in forward-looking statements include, among others, those that may be disclosed from time to time in our reports filed with the SEC, those described under “Risk Factors” set forth in this prospectus supplement, and the following, which were derived in part from the risks set forth in “Risk Factors,” Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”):

•	levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

•
the effect of our separation of our vehicle and equipment rental businesses, any failure by Herc Holdings Inc. to comply with the agreements entered into in connection with the separation and our ability to obtain the expected benefits of the separation;

•	significant changes in the competitive environment and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives;

•	occurrences that disrupt rental activity during our peak periods;

•	our ability to accurately estimate future levels of rental activity and adjust the number and mix of vehicles used in our rental operations accordingly;

•	increased vehicle costs due to declines in the value of our vehicles not purchased under repurchase or guaranteed depreciation programs for which we are exposed to residual risk;

•	our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning vehicles and to refinance our existing indebtedness;

•	our ability to purchase adequate supplies of competitively priced vehicles and risks relating to increases in the cost of the vehicles we purchase;

•	our ability to adequately respond to changes in technology and customer demands;

•	our ability to retain customer loyalty and market share;

•	our recognition of previously deferred tax gains on the disposition of revenue earning vehicles;

•	an increase in our vehicle costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles;

•	our access to third-party distribution channels and related prices, commission structures and transaction volumes;

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•	our ability to execute a business continuity plan;

•	a major disruption in our communication or centralized information networks;

•	a failure to maintain, upgrade and consolidate our information technology networks;

•	financial instability of the manufacturers of our vehicles;

•	any impact on us from the actions of our franchisees, dealers and independent contractors;

•	our ability to sustain operations during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

•	shortages of fuel and increases or volatility in fuel costs;

•	our ability to maintain favorable brand recognition and a coordinated branding and portfolio strategy;

•	our ability to maintain an effective employee retention and talent management strategy and resulting changes in personnel and employee relations;

•	costs and risks associated with litigation and investigations;

•
risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, the fact that substantially all of our consolidated assets secure certain of our outstanding indebtedness and increases in interest rates or in our borrowing margins;

•
our ability to meet the financial and other covenants contained in our senior credit facilities and letter of credit facility, our outstanding unsecured senior notes, our outstanding senior second priority secured notes and certain asset-backed and asset-based arrangements;

•
changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on operating results;

•
risks associated with operating in many different countries, including the risk of a violation or alleged violation of applicable anticorruption or anti-bribery laws and our ability to repatriate cash from non-U.S. affiliates without adverse tax consequences;

•	our ability to prevent the misuse or theft of information we possess, including as a result of cyber security breaches and other security threats;

•
changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations, such as the adoption of new regulations under the Tax Cuts and Jobs Act, where such actions may affect our operations, the cost thereof or applicable tax rates;

•	risks relating to our deferred tax assets, including the risk of an “ownership change” under the Internal Revenue Code;

•	our exposure to uninsured claims in excess of historical levels;

•	fluctuations in interest rates and commodity prices;

•	our exposure to fluctuations in foreign currency exchange rates; and

•	other risks and uncertainties described from time to time in periodic and current reports that we file with the SEC.
We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus supplement and our 2018 Annual Report, which is incorporated by reference into this prospectus supplement, for a more

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complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in or incorporated by reference into this prospectus supplement are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, our common stock and our business.
Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement in its entirety before you decide whether to exercise your rights.
What is a rights offering?
A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m. Eastern Time on June 24, 2019, the record date, at no charge, subscription rights to purchase shares of our common stock. You will receive one transferable subscription right for every share of our common stock you owned as of 5:00 p.m. Eastern Time on the record date. The subscription rights will be evidenced by rights certificates.
What is a subscription right?
Each subscription right gives our stockholders the opportunity to purchase 0.688285 shares of our common stock for $12.95 per whole share of common stock and carries with it a basic subscription right and an over-subscription right, as described below.
How many shares may I purchase if I exercise my subscription rights?
We are granting to you, as a stockholder of record on the record date, one transferable subscription right for every share of our common stock you owned at that time. Each subscription right contains the basic subscription right and the over-subscription right. The basic subscription right gives our stockholders the opportunity to purchase 0.688285 shares of our common stock for each subscription right at the subscription price of $12.95 per whole share of common stock. For example, if you owned 1,000 shares of our common stock on the record date, you would be granted 1,000 rights and have the right to purchase 688 shares of our common stock for $12.95 per share under the basic subscription right (rounded down to the nearest whole share as described herein). You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights.
The over-subscription right of each subscription right entitles you, if you have fully exercised your basic subscription right, to subscribe for additional shares of our common stock at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. Pro rata means in proportion to the number of shares of our common stock that all rights holders who have fully exercised their basic subscription rights on their common stock holdings have requested to purchase pursuant to the over-subscription right.
If you hold your shares in street name through a broker, bank, or other nominee who uses the services of The Depository Trust Company (“DTC”) then DTC will issue one transferable subscription right to your nominee for every share of our common stock you own at the record date. Each subscription right can then be used to purchase 0.688285 shares of common stock for each subscription right for $12.95 per whole share of common stock. As in the example above, if you owned 1,000 shares of our common stock on the record date, your nominee would receive 1,000 subscription rights and you would have the right to purchase 688 shares of common stock for $12.95 per share.

Will fractional shares be issued upon exercise of the subscription rights?
No. We will not issue fractional shares of common stock in this rights offering. Any fractional shares of our common stock created by the exercise of the subscription rights will be rounded down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned by mail promptly after the expiration of this rights offering, without interest or deduction.
What if there is an insufficient number of shares to satisfy the over-subscription requests?
If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right. Any excess subscription payments will be returned by mail, without interest or deduction, promptly after the expiration of this rights offering.
What will happen if I choose not to exercise my subscription rights?
If you do not exercise your subscription rights, the number of shares of our common stock you own will not change. If you choose not to exercise your basic subscription rights in full, however, the relative percentage of our shares of common stock that you own could substantially decrease, and your voting rights could be substantially diluted. Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.
Why are we conducting this rights offering?
We are a highly leveraged company. Assuming the rights offering is fully subscribed, we expect to receive gross proceeds of approximately $750 million. We are conducting this rights offering to (i) improve our capital structure and (ii) deleverage our balance sheet. Deleveraging our balance sheet will enable us to reduce our debt service expense increasing free cash flow for other purposes. Assuming a fully subscribed offering, our pro forma net leverage as of March 31, 2019 will improve from 8.0X Adjusted Corporate EBITDA to approximately 6.4X Adjusted Corporate EBITDA based on our Adjusted Corporate EBITDA for the 12 months ended March 31, 2019. We have chosen to pursue a rights offering because it gives existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid or limit dilution of their ownership interests in the Company.
How was the subscription price of $12.95 per share determined?
Our board of directors, including all of our directors who were not designated by Carl C. Icahn, determined the subscription price after considering, among other things: the price at which our stockholders might be willing to participate in this rights offering; historical and current trading prices for our shares of common stock; general conditions in the securities markets; current business and capital-raising opportunities; the likely cost of capital from other sources; the amount of proceeds desired; the liquidity of our shares of common stock; the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis; the intent of the affiliates of Mr. Icahn to exercise all of their subscription rights under the basic subscription privilege and their willingness to over-subscribe for additional shares allocated to them in the rights offering, subject to the ownership limitation; and a range of discounts to market value represented by the subscription prices in various prior rights offerings. The $12.95 per share subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.
There can be no assurance that our common stock will trade at prices near or above the subscription price after the date of this prospectus supplement, and our common stock could trade below that price. You should not consider the subscription price to be an indication of the fair value of our common stock or the price at which our common stock or a subscription right will trade following this rights offering.

Am I required to exercise all of the subscription rights I receive in this rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, the relative percentage of shares of our common stock that you own could substantially decrease, and your voting rights could be substantially diluted. Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised during the period commencing on June 26, 2019, and ending at 5:00 p.m., Eastern Time, on July 12, 2019, unless extended as described below in “Can our board of directors cancel, amend or extend this rights offering?”, which we refer to as the subscription period. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.
When will I receive my rights certificate?
Promptly after the date of this prospectus supplement, the subscription agent will send a rights certificate to each registered holder of our common stock as of 5:00 p.m. Eastern Time on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your subscription rights if your shares are held by a broker, bank, or other nominee.
If I do not exercise my subscription rights, may I transfer or sell my subscription rights?
Yes. The subscription rights will be transferable during the course of the subscription period. We expect the subscription rights will trade on the NYSE under the symbol “HTZ RT” beginning on June 27, 2019, until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). As a result, you may transfer or sell your subscription rights during the course of the subscription period if you do not want to purchase any shares of our common stock. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on July 9, 2019, three (3) business days prior to July 12, 2019, the scheduled expiration date (or if this rights offering is extended, on or before three business days prior to the extended expiration date).
Are there any conditions to the completion of this rights offering?
There are no conditions precedent to the rights offering.
Who will receive the proceeds from this rights offering?
We will use the proceeds received from the exercise of the rights to deleverage our balance sheet by repaying debt obligations, which could include repaying all or a portion of the 5.875% Senior Notes due October 2020 and 7.375% Senior Notes due January 2021. Deleveraging our balance sheet will enable us to reduce our debt service expense increasing free cash flow for other purposes. Our determination regarding the optimal use of proceeds for deleveraging will be based on an assessment of relevant debt financing market dynamics following the completion of the rights offering. Assuming the rights offering is fully subscribed, we estimate receiving gross proceeds of approximately $750 million. See “Use of Proceeds.”
Are there restrictions on my ability to exercise my over-subscription right or acquire rights in addition to the basic subscription right?
We will not issue shares of our common stock to you pursuant to the rights offering if doing so would cause you (or you and other holders acting as a group) to beneficially own more than 49% of our common stock (the “ownership limitation”). If you acquire additional rights the exercise of which would cause you to trigger the ownership limitation, we reserve the right to reject your exercise of those rights in full or we may accept your exercise of those rights only to the extent that the exercise will not trigger the ownership limitation. Such determinations will be made in our sole and absolute discretion.
Will our executive officers and directors exercise their subscription rights?
Our executive officers and directors may participate in this offering at the same subscription price as all other stockholders, but none of our executive officers and directors are obligated to so participate.
How will this rights offering affect Mr. Icahn’s ownership of our stock?
Carl C. Icahn, whose affiliates held as of June 12, 2019, 24,263,869 shares of our common stock, which represented 28.8% of our outstanding shares of common stock, has informed us that such affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in this rights offering, subject to the ownership limitation. However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his basic subscription rights and over-subscription rights.
If all of our stockholders exercise the basic subscription rights issued to them pursuant this rights offering, and this rights offering is therefore fully subscribed, Mr. Icahn’s beneficial ownership percentage will not change. If Mr. Icahn’s affiliates are the only holders of rights who exercise their rights in this rights offering, including their over-subscription right, the Company will issue, subject to the ownership limitation, an aggregate of 33,268,025 shares of common stock to such affiliates. Under such circumstances, Mr. Icahn’s ownership percentage of our outstanding common stock would increase to approximately 49% after giving effect to this rights offering.
Can our board of directors terminate, amend or extend this rights offering?
Yes. Our board of directors may terminate, amend or extend this rights offering at any time prior to the expiration date. If our board of directors terminates this rights offering, any money received from subscribing stockholders will be returned, without interest or deduction, promptly after such termination. If our board of directors extends this rights offering, we will issue a press release notifying stockholders of the extension of the expiration date as promptly as practicable, but in no event later than 9:00 a.m. Eastern Time on the next business day following the most recently announced expiration date.
Has our board of directors made a recommendation to our stockholders regarding the exercise of subscription rights under this rights offering?
No. Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of subscription rights under this rights offering. You should make an independent investment decision about whether or not to exercise your subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your subscription rights, your unexercised subscription rights will be null and void and will have no value, and if you do not exercise your subscription rights in full, your percentage ownership interest in the Company will be materially diluted. For more information on the risks of participating in this rights offering, see the section of this prospectus supplement entitled “Risk Factors.”

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock?
If you wish to participate in this rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus supplement; and

•	deliver a properly completed rights certificate to the subscription agent at or before 5:00 p.m., Eastern Time, on July 12, 2019, unless extended.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription right. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under this rights offering.
If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.
Will I be charged a sales commission or a fee if I exercise my rights?
We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee. If you sell your rights, you will be responsible for any fees, taxes or commissions relating to that sale.
What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, bank, or other nominee?
If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.
If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, bank, or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Holder Election Form” (or such other documents required by your broker, bank, or other nominee). You should receive this form from your record holder with the other rights offering materials.
If I exercise my subscription rights, when will I receive my new shares?
We will issue the shares for which subscriptions pursuant to the basic subscription right and the over-subscription right have been properly received promptly following the expiration date if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription right and over-subscription right (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription right and taking into account the guaranteed delivery period).
After I send in my payment and rights certificate, may I change or cancel my exercise of subscription rights?
No. All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $12.95 per share.

If this rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
If I exercise my over-subscription rights and am allocated less than all of the shares of common stock for which I wish to subscribe, when and how will I receive my refund for my excess subscription payment?
If you exercised your over-subscription right and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by Computershare Trust Company, N.A., the subscription agent, by mail, without interest or deduction, promptly after the expiration date. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
How much money will the Company receive from this rights offering?
While this rights offering has no minimum purchase requirement, if this rights offering is fully-subscribed, we expect to receive approximately $750 million in gross proceeds in this rights offering. We will use the proceeds received from the exercise of the rights to deleverage our balance sheet by repaying debt obligations, which could include repaying all or a portion of the 5.875% Senior Notes due October 2020 and 7.375% Senior Notes due January 2021. Deleveraging our balance sheet will enable us to reduce our debt service expense increasing free cash flow for other purposes. Our determination regarding the optimal use of proceeds for deleveraging will be based on an assessment of relevant debt financing market dynamics following the completion of the rights offering. See “Use of Proceeds.”
Are there risks in exercising my subscription rights?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.
How many shares of common stock will be outstanding after this rights offering?
As of June 12, 2019, we had 84,144,004 shares of common stock outstanding. If this rights offering is fully-subscribed, we will have 142,059,059 shares of common stock outstanding, excluding 4,388,218 shares that may be issued pursuant to the exercise of outstanding vested and unvested stock options and reserved for issuance pursuant to restricted stock units and performance stock units as of June 12, 2019.
How do I exercise my subscription rights if I live outside the United States?
The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise subscription rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus supplement entitled “The Rights Offering—Foreign Stockholders.”
What are the U.S. federal income tax consequences of the receipt or exercise of subscription rights?
We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and therefore, should not be recognized as taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
What will be the impact of the rights offering on my stock options, performance stock units and restricted stock units? Will I receive subscription rights if I have stock options, performance stock units and restricted stock units?
Holders of options to purchase our common stock will not receive rights, unless they exercise their options for shares of common stock prior to the record date. Similarly, holders of performance stock units or restricted stock units with respect to our common stock will not receive rights, except to the extent their restricted stock units or such other awards are settled (to the extent applicable) for shares of common stock prior to the record date. The compensation committee of our board of directors shall make a determination as to whether an adjustment is appropriate with respect to options, restricted stock units, performance stock units and other equity awards not receiving any exercisable rights, as well as the amount and terms of any such adjustments.
To whom should I send my forms and payment?
If your shares are held in the name of a broker, bank, or other nominee, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and rights certificate by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier:
Computershare	Computershare
c/o Corporate Actions Voluntary Offer; COY: HRI	c/o Corporate Actions Voluntary Offer; COY: HRI
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021
If you are a record holder, your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth above.
You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
If you have other questions or need assistance, please contact the information agent, Georgeson LLC, at (888) 607-6511.
For a more complete description of this rights offering, see “The Rights Offering” beginning on page S-25.

Key Dates for the Rights Offering

Rights begin trading on a “when-issued” basis under ticker “HTZ RTWI”	June 20, 2019
Ex-rights date of the common stock	June 21, 2019
Record date	5:00 p.m., Eastern Time, on June 24, 2019
Launch of rights offering and distribution of rights	June 26, 2019
Rights begin “regular way” trading under ticker “HTZ RT”	June 27, 2019
Trading of rights ends	Close of trading on July 11, 2019
Expiration date	5:00 p.m., Eastern Time, on July 12, 2019
Notice of guaranteed delivery due	5:00 p.m., Eastern Time, on July 16, 2019

PROSPECTUS SUMMARY
The following summary provides an overview of certain information about us and this rights offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. You should read this entire prospectus supplement, including the risk factors, the accompanying prospectus and the documents that we incorporate by reference carefully before making a decision about whether to exercise your rights.
Our Company
We were incorporated in Delaware in 2015 to serve as the top-level holding company for Rental Car Intermediate Holdings, LLC, which wholly owns The Hertz Corporation, our primary operating company. The Hertz Corporation was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the vehicle rental and leasing business since 1918.
We operate our vehicle rental business globally primarily through the Hertz, Dollar and Thrifty brands from approximately 10,200 company-owned, licensee and franchisee locations in North America, Europe, Latin America, Africa, Asia, Australia, the Caribbean, the Middle East and New Zealand. We are one of the largest worldwide vehicle rental companies. We have an extensive network of airport and off‑airport rental locations in the U.S. and in all major European markets. We are also a provider of integrated vehicle leasing and fleet management solutions through our Donlen subsidiary.
Our Business Segments
We have identified three reportable segments, which are organized based on the products and services provided by our operating segments and the geographic areas in which our operating segments conduct business, as follows:

•
U.S. RAC - Rental of vehicles, as well as sales of value-added services, in the United States. We maintain a substantial network of company-operated rental locations in the U.S., enabling us to provide consistent quality and service. We also have franchisees and partners that operate rental locations under our brands throughout the U.S.;

•
International RAC - Rental and leasing of vehicles, as well as sales of value-added services, internationally. We maintain a substantial network of company-operated rental locations internationally, a majority of which are in Europe. Our franchisees and partners also operate rental locations in approximately 150 countries and jurisdictions, including many of the countries in which we also have company-operated rental locations; and

•
All Other Operations - Primarily comprised of our Donlen business, which provides integrated vehicle leasing and fleet management solutions in the United States and Canada. Donlen is a provider of these services for commercial fleets and Donlen’s fleet management programs provide solutions to reduce fleet operating costs and improve driver productivity and safety. These programs include administration of preventive vehicle maintenance, advisory services and fuel and accident management along with other complementary services. Additionally, Donlen provides specialized consulting and technology expertise that allows us and our customers to model, measure and manage fleet performance more effectively and efficiently. Also included are our other business activities which comprise less than 1% of revenues and expenses of the segment.

In addition to the above reportable segments, we have Corporate operations. We assess performance and allocate resources based upon the financial information for our operating segments.
For further financial information on our segments, see (i) Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Selected Operating Data by Segment” and (ii) Note 19, “Segment Information,” to the notes to our consolidated financial statements under the caption Item 8, “Financial Statements and Supplementary Data” included in our 2018 Annual Report.

Recent Developments
Guidance for Quarter Ending June 30, 2019
Based on management estimates and the assumptions described herein, we are providing guidance for the quarter ending June 30, 2019. We expect to report second quarter 2019 revenue of approximately $2.5 billion and Adjusted Corporate EBITDA between $165 million and $185 million, compared with $93 million a year ago. Our year-over-year outlook for the second quarter is driven by continued topline growth, lower monthly per unit vehicle depreciation and solid productivity, partially offset by some softness in the international segment. In our U.S. RAC business, we expect strong revenue growth versus the prior year driven by volume growth and higher pricing. We are driving revenue growth both on and off airport, and in both Business and Leisure. Our transportation network companies (TNC) business is also growing significantly behind robust demand and we are expanding the number of vehicles and locations dedicated to this end-market. We continue to deliver on our execution of disciplined fleet management, strong customer service, and brand-building marketing and we are focused on improving productivity and margin expansion.
The projected second quarter 2019 revenue and Adjusted Corporate EBITDA range are preliminary, unaudited and subject to completion, reflect management’s current views (including, among other things, its views on the operating results for April and May and the current outlook for June) and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties, including the impact of residual values on depreciation. Please see the section entitled “Risk Factors” included in this prospectus supplement and our 2018 Annual Report for more information. Such range is subject to the closing of the second quarter of 2019 and finalization of quarter-end financial and accounting procedures (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with U.S. generally accepted accounting principles. The Company does not expect to disclose publicly whether its expectations have changed or to update its expectations, other than through the release of actual results in the ordinary course of business. Actual results may be materially higher or lower. Accordingly, you should not place undue reliance on the Company’s projected data. The Company’s projected data constitute a forward-looking statement and should be read together with the financial information included in the Company’s periodic reports and incorporated by reference into this prospectus supplement. See “Cautionary Note on Forward-Looking Statements” below for more information.
The projected revenue and Adjusted Corporate EBITDA ranges were not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the projected revenue and Adjusted Corporate EBITDA ranges, nor have they expressed any opinion or any other form of assurance thereon. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”
Adjusted Corporate EBITDA is defined as net income (loss) before net interest expense, income taxes and depreciation (which includes lease charges on revenue earning vehicles) and amortization, as adjusted for vehicle debt interest, vehicle depreciation and vehicle debt-related charges, income or loss attributable to noncontrolling interests and certain other miscellaneous or non-recurring items. Adjusted Corporate EBITDA is a non-GAAP measure.
Management uses Adjusted Corporate EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of the Company's annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Adjusted Corporate EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, direct vehicle and operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate the Company's business segments that are financed differently and have different depreciation characteristics and compare the Company's performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the determination of certain executive compensation. Adjusted Corporate EBITDA is not a recognized measurement under GAAP. When evaluating the Company's operating performance, investors should not consider Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of the Company's financial performance as determined in accordance with generally accepted accounting principles in the United States ("GAAP"), such as net income (loss) or income (loss) before income taxes.
Because of the forward-looking nature of the Company's Adjusted Corporate EBITDA forecast, specific quantifications of the amounts that would be required to reconcile a pre-tax income forecast are not available. The Company believes that there is a degree of volatility with respect to certain of the GAAP measures, primarily related to fair value accounting for financial assets (which includes derivative financial instruments), income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measure, which precludes the Company from providing an accurate forecast of a GAAP to non-GAAP reconciliation. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted Corporate EBITDA for the Company would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Corporate Information
We maintain our principal executive offices at 8501 Williams Road, Estero, Florida 33928, and our telephone number is (239) 301-7000. Our website address is www.hertz.com. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus supplement, and you should not consider it part of this prospectus supplement.

Rights Offering Summary
The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the rights offering.

Issuer	Hertz Global Holdings, Inc.
Securities offered
On June 26, 2019, the distribution date, we are distributing to you, at no charge, one transferable subscription right for each whole share of our common stock that you owned as of 5:00 p.m., Eastern Time, on June 24, 2019, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. Each subscription right will entitle you to purchase 0.688285 shares of our common stock. The subscription rights will be evidenced by rights certificates.

Basic subscription right	The basic subscription privilege will entitle you to purchase 0.688285 shares of common stock at a subscription price of $12.95 per whole share of common stock.
Over-subscription right
You may subscribe for additional shares of our common stock, subject to the ownership limitation, upon delivery of the required documents and payment of the subscription price of $12.95 per share, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full.
If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other rights holders have subscribed for pursuant to the over-subscription right.
You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase. If you exercised your over-subscription right and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration of this rights offering.

Subscription price	$12.95 per whole share of common stock, payable in immediately available funds. To be effective, any payment related to the exercise of a right must clear before the rights offering expires.
Record date	5:00 p.m., Eastern Time, on June 24, 2019.
Distribution date	June 26, 2019.

Commencement date of subscription period	June 26, 2019.
Expiration date
5:00 p.m., Eastern Time, on July 12, 2019, unless extended by us. If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, provided that if you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the subscription period, you may exercise your rights by guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Use of proceeds
While this rights offering has no minimum purchase requirement, if this rights offering is fully subscribed, we expect to receive approximately $750 million of gross proceeds in this rights offering. We will use the proceeds received from the exercise of the rights to deleverage our balance sheet by repaying debt obligations, which could include repaying all or a portion of the 5.875% Senior Notes due October 2020 and 7.375% Senior Notes due January 2021. Deleveraging our balance sheet will enable us to reduce our debt service expense increasing free cash flow for other purposes. Our determination regarding the optimal use of proceeds for deleveraging will be based on an assessment of relevant debt financing market dynamics following the completion of the rights offering. See “Use of Proceeds.”

The purposes of this rights offering are to (i) improve our capital structure and (ii) deleverage our balance sheet. We have chosen to pursue a rights offering because it gives existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid or limit dilution of their ownership interests in the Company. See “Use of Proceeds” and “The Rights Offering—Reasons for the Rights Offering.”

Transferability of rights
The rights are transferable and are expected to trade until the close of trading on the NYSE on July 11, 2019 (or if the offer is extended, on the business day immediately preceding the extended expiration date).

Trading in the rights on a “when-issued” basis on the NYSE under the symbol “HTZ RTWI” is expected to begin on June 20, 2019. Trading in the rights on a “regular way” basis on the NYSE under the symbol “HTZ RT” is expected to begin on June 27, 2019, and continue until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately preceding the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.

If you are a record holder of a rights certificate, you may transfer your rights through the subscription agent, in which case you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate subdivisions or transfers of the physical rights certificates until 5:00 p.m., Eastern Time, on July 9, 2019, three (3) business days prior to July 12, 2019, the scheduled expiration date (or if this rights offering is extended, on or before three business days prior to the extended expiration date).

See “The Rights Offering—Rights Will Trade Publicly” and “The Rights Offering—Transfers and Sales of Rights.”

No board recommendation
Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights under this rights offering.

You should make an independent investment decision about whether or not to exercise your rights. For more information on the risks of participating in this rights offering, see the section of this prospectus supplement entitled “Risk Factors.”

Minimum subscription amount
There is no minimum subscription requirement. We will consummate this rights offering regardless of the amount raised from the exercise of basic subscription rights and over-subscription rights by the expiration date.

Maximum offering size
We will issue up to approximately 57,915,055 shares of common stock pursuant to this rights offering. This amount represents the aggregate number of shares of common stock that can be purchased pursuant to the basic subscription rights.

Ownership limitation
We will not issue shares of our common stock to you pursuant to the rights offering if doing so would cause you (or you and other holders acting as a group) to beneficially own more than 49% of our common stock. If you acquire additional rights the exercise of which would cause you to trigger the ownership limitation, we reserve the right to reject your exercise of those rights in full or we may accept your exercise of those rights only to the extent that the exercise will not trigger the ownership limitation.

Conditions, amendment, withdrawal and termination
There are no conditions precedent to the rights offering.
We reserve the right to amend, withdraw or terminate the rights offering at any time for any reason. If this rights offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. All monies received by the subscription agent in connection with this rights offering will be held by the subscription agent, on our behalf, in a segregated account. See "The Rights Offering—Conditions, Amendments, Withdrawal and Termination."

No revocation
All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock at the subscription price of $12.95 per whole share of common stock. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value. See “The Rights Offering—No Revocation or Change.”

Material U.S. federal income tax considerations
We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of the Code and therefore, should not be recognized as taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”

Extension
Our board of directors may extend this rights offering at any time prior to the expiration date. Any extension of this rights offering will be followed by an announcement as promptly as practicable, but in no event later than 9:00 a.m., Eastern Time, on the next business day following the most recently announced expiration date.

Procedures for exercising rights
If you are a record holder of shares of our common stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless we extend this rights offering in our sole discretion:
• your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;
• your properly completed and executed notice of guaranteed delivery (if applicable); and
• your full subscription price payment for each share subscribed for under your rights.
If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless extended. See “The Rights Offering—Method of Subscription—Exercise of Rights.”
If you wish to exercise your subscription rights but cannot deliver your rights certificate to the subscription agent prior to the expiration of this rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription agent	Computershare Trust Company, N.A.
Information agent	Georgeson LLC. If you have any questions or need further information about this rights offering, please call Georgeson LLC at (888) 607-6511.
Shares outstanding before the rights offering	84,144,004 shares of our common stock were outstanding as of June 12, 2019.
Shares outstanding after completion of the rights offering	Assuming the rights offering is fully subscribed, we anticipate that we will have 142,059,059 shares of our common stock outstanding immediately after completion of the rights offering.
Listing of shares of common stock
Shares of our common stock trade on the NYSE under the symbol “HTZ,” and the shares of common stock to be issued in connection with the rights offering will also be listed on the NYSE under the same symbol.

Risk factors
Investing in our shares of common stock involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, prior to making an investment in our common stock. See “Risk Factors” beginning on page S-18 of this prospectus supplement.

Interests of Carl C. Icahn in the rights offering
Carl C. Icahn, whose affiliates held as of June 12, 2019, 24,263,869 shares of our common stock, which represented 28.8% of our outstanding shares of common stock, has informed us that such affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in this rights offering, subject to the ownership limitation. However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his basic subscription rights and over-subscription rights.

Interests of our executive officers and directors in the rights offering
Our executive officers and directors may participate in this offering at the same subscription price as all other stockholders, but none of our executive officers and directors are obligated to so participate.

RISK FACTORS
You should carefully consider the risk factors set forth below, the other information contained in this prospectus supplement, including our consolidated financial statements and related notes, and any other risks described in our filings with the SEC, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows.
Risks Related to the Rights Offering
The market price of our common stock may decline before or after the rights expire.
The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:

•	this rights offering, which may involve the issuance of an additional 57,915,055 shares of our common stock;

•	actual or anticipated fluctuations in our results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices or demand for our services;

•	our involvement in litigation;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.
We cannot assure you that the market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in this rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of this rights offering, you will not be able to sell the shares of our common stock that you purchase in this rights offering. Shares of our common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
This rights offering may cause the price of our common stock to decrease and you may be able to purchase our shares of common stock on the open market at a price below the subscription price.
The announcement of this rights offering, the subscription price, and the number of shares of our common stock we could issue if this rights offering is completed could result in an immediate decrease in the trading price of our common stock. This decrease may occur before the expiration of this rights offering and continue after consummation of this rights offering. If such a decrease occurs, your purchase of shares of our common stock in this rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of rights are exercised and the holders of the shares of our common stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Accordingly, you may be able to purchase our shares of common stock on the open market at a price below the subscription price. On June 12, 2019, the closing price of our common stock as reported on the NYSE was $16.19.
If you do not exercise your rights in full in this rights offering, you will suffer significant dilution in your percentage ownership of the Company.
If you do not exercise any rights in this rights offering, the number of shares of our common stock that you own will not change and your percentage ownership will be diluted after completion of this rights offering. In addition, if you do not exercise your rights in full, your percentage ownership will be materially diluted after completion of this rights offering.
We reserve the right to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you, except to return your subscription payments.
We may, in our sole discretion, decide not to continue with this rights offering or amend or cancel this rights offering. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.
No prior market exists for the subscription rights, and a liquid and reliable market for the subscription rights may not develop.
The subscription rights are a new issue of securities with no established trading market. Unless indicated otherwise, the rights are transferable and are expected to trade on the NYSE under the symbol "HTZ RT" until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date), at which time they will be no longer transferable. We are not responsible if you elect to sell your subscription rights and no public or private market exists to facilitate the purchase of subscription rights. In such event, the subscription rights will expire and will no longer be exercisable or transferable. If you wish to sell your rights or the subscription agent tries to sell rights on your behalf in accordance with the procedures discussed in this prospectus supplement but such rights cannot be sold, or if you provide the subscription agent with instructions to exercise the rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your rights, then the rights will expire, will be void, and will have no value.
The subscription price determined for this rights offering is not an indication of the fair value of our common stock.
Our board of directors, including all of our directors who were not designated by Carl C. Icahn, determined the subscription price after considering, among other things, (i) the trading price of our common stock over the past several months, (ii) the likely cost of capital from other sources, and (iii) the price at which our stockholders might be willing to participate in this rights offering. The subscription price for a right is $12.95 per whole share of common stock. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in this rights offering. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.
You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
Once you exercise your rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the rights expire. If you exercise your rights and the public trading market price of our common stock is or afterwards decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NYSE under the symbol “HTZ,” and the closing price of our common stock on the NYSE on June 12, 2019, was $16.19 per share. Moreover, you may be unable to sell shares of common stock that you purchase in this rights offering at a price equal to or greater than the subscription price you paid for such shares.
If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.
Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent at or before the expiration date of this rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent at or before the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
You will only be able to transfer your rights for a short period of time.
The rights are transferable until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). It can take up to five (5) business days for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. If you fail to transfer your rights in enough time to allow for the transfer process to be completed, you will not be able to transfer your rights. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date). For more information, see the section entitled “The Rights Offering—Transfers and Sales of Rights.”
We may use the proceeds of this rights offering in ways with which you may disagree.
We are engaging in this rights offering in order to (i) improve our capital structure and (ii) deleverage our balance sheet. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from this rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”
Significant sales of rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the rights and our common stock.
The sale of substantial amounts of the rights and our common stock could adversely affect the price of these securities. We have a significant number of authorized but unissued shares, including shares available for issuance pursuant to various equity plans. In addition, in recent years, several shareholders, most notably affiliates of Carl C. Icahn, have accumulated significant amounts of our common stock and may have the ability to exert substantial influence over actions to be taken or approved by our stockholders. Sales of a substantial number of our rights or other equity-related securities in the public market pursuant to new issuances or by these significant shareholders could depress the market price of our stock and impair our ability to raise capital through the sale of additional equity securities. Any such sale or issuance could dilute the ownership interests of the then-existing stockholders and could have a material adverse effect on the market price of our common stock. Even if a substantial number of sales of shares do not occur within a short period of time, the mere existence of the possibility of sales of a large number of shares in a short period of time could have a negative impact on the market for our common stock and the rights. See “—The market price of our common stock may decline before or after the rights expire.”
In addition, in the normal course of business, we purchase goods and services and lease property from entities controlled by Carl C. Icahn and his affiliates, including The Pep Boys - Manny, Moe & Jack. It is possible that these entities could cancel, choose not to renew or renegotiate the terms of their arrangements with us following the sale of shares by affiliates of Carl C. Icahn, which could adversely impact our business.
You may not receive all of the shares you subscribe for pursuant to the over-subscription right.
If an insufficient number of shares are available to fully satisfy all over-subscription right requests, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right.
Your right to exercise your over-subscription right and acquire rights in addition to the basic subscription right are subject to the ownership limitation.
We will not issue shares of our common stock to a holder pursuant to the rights offering if doing so would cause such holder (or holders acting as a group) to beneficially own more than 49% of our common stock. If a holder acquires additional rights the exercise of which would cause such holder to trigger the ownership limitation, we reserve the right to reject the exercise of those rights in full or we may accept the exercise of those rights only to the extent that the exercise will not trigger the ownership limitation.
If this rights offering is not fully subscribed, Mr. Icahn may increase his ownership percentage.
Carl C. Icahn, whose affiliates held as of June 12, 2019, 24,263,869 shares of our common stock, which represented 28.8% of our outstanding shares of common stock, has informed us that such affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in this rights offering, subject to the ownership limitation. However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his basic subscription rights and over-subscription rights. If Mr. Icahn’s affiliates are the only stockholders who exercise their rights in this rights offering and they fully exercise their over-subscription rights, subject to the ownership limitation, the Company will issue an aggregate of 33,268,025 shares of common stock to such affiliates. Under such circumstances, Mr. Icahn’s ownership percentage of our outstanding common stock would increase to approximately 49% after giving effect to this rights offering.
By virtue of his ownership of our common stock, Mr. Icahn may have the ability to exert substantial influence over actions to be taken or approved by our stockholders. Currently, three of the Company’s eight directors were designated by Mr. Icahn. Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other stockholders. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other stockholders. Your interests as stockholder may differ from the interests of Mr. Icahn.
In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.
In administering the exercising of rights and the pro rating of over-subscription rights in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus supplement.
There is no minimum subscription amount for this rights offering, and if this rights offering is not fully subscribed, we may seek to raise additional equity capital.
There is no minimum amount of proceeds required to complete this rights offering. In addition, an exercise of your rights is irrevocable. Therefore, if you exercise the basic subscription right or the over-subscription right, but we do not raise the desired amount of capital in this rights offering and this rights offering is not fully subscribed, you may be investing in a company that continues to require additional equity capital.

USE OF PROCEEDS
Assuming the rights offering is fully subscribed, we expect to receive gross proceeds of approximately $750 million. We will use the proceeds received from the exercise of the rights to deleverage our balance sheet by repaying debt obligations, which could include repaying all or a portion of the 5.875% Senior Notes due October 2020 and 7.375% Senior Notes due January 2021. Deleveraging our balance sheet will enable us to reduce our debt service expense increasing free cash flow for other purposes. Our determination regarding the optimal use of proceeds for deleveraging will be based on an assessment of relevant debt financing market dynamics following the completion of the rights offering.

CAPITALIZATION
The following table describes our cash and cash equivalents and capitalization as of March 31, 2019 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of all 57,915,055 shares offered in this rights offering at a price of $12.95 per whole share of common stock and application of gross proceeds to repay debt obligations as described under “Use of Proceeds.” The amounts set forth below have been rounded for presentation purposes and as a result total amounts may not represent arithmetical sums of components.

	As of March 31, 2019
	(Unaudited)
	($ in millions, except par value)
	Actual	As Adjusted
Cash and cash equivalents	$554	$554

Debt
Vehicle	12,827	12,827
Non-vehicle	4,430	3,680

Total debt	$17,257	$16,507

Stockholders’ equity:
Common stock, $0.01 par value	$1	1
Additional paid-in capital	2,262	3,012
Accumulated deficit	(1,056)	(1,056)
Accumulated other comprehensive income (loss)	(185)	(185)
Treasury stock, at cost	(100)	(100)

Total stockholders’ equity attributable to Hertz Global Holdings, Inc.	$922	$1,672

THE RIGHTS OFFERING
Reasons for the Rights Offering
We are engaging in this rights offering to (i) improve our capital structure and (ii) deleverage our balance sheet. We have chosen to pursue a rights offering because it gives existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid or limit dilution of their ownership interests in the Company.
Our board of directors, including all of our directors who were not designated by Carl C. Icahn, considered a number of factors in evaluating the rights offering, including, among other things: the price at which our stockholders might be willing to participate in this rights offering; historical and current trading prices for our shares of common stock; general conditions in the securities markets; current business and capital-raising opportunities; the likely cost of capital from other sources; the amount of proceeds desired; the liquidity of our shares of common stock; the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis; the intent of the affiliates of Mr. Icahn to exercise all of their subscription rights under the basic subscription privilege and their willingness to over-subscribe for additional shares allocated to them in the rights offering; and a range of discounts to market value represented by the subscription prices in various prior rights offerings, subject to the ownership limitation. The subscription price was established at a price of $12.95 per whole share of common stock, which represents a 20% discount to the closing price of our shares of common stock on June 12, 2019. The subscription price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our shares of common stock to be offered in this rights offering. After consideration of these and other factors, our board of directors determined that the rights offering offered an opportunity to deleverage, thereby reducing debt service increasing free cash flow. Subsequently, all of our directors who were not designated by Carl. C. Icahn approved the rights offering and transactions thereby.
The Rights
On June 26, 2019, the distribution date, we are distributing at no charge to the record holders of our common stock as of 5:00 p.m., Eastern Time, on June 24, 2019, the record date, transferable subscription rights to purchase up to an aggregate of 57,915,055 new shares of our common stock at a price of $12.95 per share, the subscription price. The rights are transferable and are expected to trade on the NYSE under the symbol "HTZ RT" until the close of trading on the NYSE on July 11, 2019 (or if the offer is extended, on the business day immediately prior to the extended expiration date), and will entitle the holders of those rights to purchase shares of common stock for an aggregate purchase price of up to $750 million. See below including “—Procedures for DTC Participants,” for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.
You will receive one right for every share of our common stock you own as of 5:00 p.m. Eastern Time on the record date. Each basic subscription right will entitle the holder thereof to purchase at the subscription price, at or before the expiration date of this rights offering, 0.688285 shares of common stock for each right held by such holder. Stockholders who elect to exercise their basic subscription right in full will be entitled to subscribe for additional shares of our common stock at the subscription price under their respective over-subscription rights, subject to the ownership limitation, to the extent that other rights holders do not exercise their basic subscription rights in full. If there is not a sufficient number of shares of our common stock to fully satisfy the over-subscription right requests, the available shares of common stock will be sold pro rata to rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the over-subscription right.
We intend to keep this rights offering open until the expiration date, unless extended by us.
Expiration of the Rights Offering and Extensions
You may exercise your rights at any time during the subscription period, which ends at 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless extended by us.

Subject to the foregoing, we will extend the duration of this rights offering as required by applicable law. We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension as soon as practicable, but no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.
If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.
Conditions, Amendment, Withdrawal and Termination
There are no conditions precedent to the rights offering. We reserve the right to amend, withdraw or terminate the rights offering at any time for any reason. If this rights offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. All monies received by the subscription agent in connection with this rights offering will be held by the subscription agent, on our behalf, in a segregated account. We will not be obligated to deliver any shares of common stock pursuant to the exercise of a subscription right and will have no obligation to settle such subscription right unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the subscription right is then effective and a current prospectus relating to those shares of common stock is available.
Basic Subscription Rights and Over-Subscription Rights
Your rights entitle you to a basic subscription right and an over-subscription right.
Basic Subscription Right. You will receive one right for every share of our common stock you owned at 5:00 p.m. Eastern Time on the record date. The basic subscription right of each right entitles you to purchase 0.688285 shares of our common stock at the subscription price of $12.95 per share. You are not required to exercise all of your basic subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the holders of record who validly exercise their rights under the basic subscription right and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription right, we will credit your account with such shares, in each case promptly following the expiration of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).
Over-Subscription Right. In addition to your basic subscription right, you may subscribe for additional shares of our common stock, subject to the ownership limitation, upon delivery of the required documents and payment of the subscription price of $12.95 per share, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full. We will deliver to the holders of record who purchase shares in this rights offering certificates representing the shares purchased with their over-subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription right, we will credit your account with such shares, promptly following the expiration of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).
Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other rights holders have subscribed for under the over-subscription right.

Full Exercise of Basic Subscription Right. You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.
When you complete the portion of your rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase.
Return of Excess Payment. If you exercised your over-subscription right and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration of this rights offering.
No Fractional Shares of Common Stock
We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Any fractional shares of our common stock created by the exercise of the rights will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 57,915,055 shares of common stock in this rights offering. In the unlikely event that, because of the rounding of fractional shares of common stock, this rights offering would have been subscribed in an amount in excess of 57,915,055 shares of common stock, all holders’ shares issued in this rights offering will be reduced in an equitable manner. Any excess subscription funds will be returned to you by mail, without interest or deduction, promptly after completion of this rights offering.
Regulatory Limitations
We will not offer or sell, or solicit any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.
All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval.
Ownership Limitation
We will not issue shares of our common stock to you pursuant to the rights offering if doing so would cause you (or you and other holders acting as a group) to beneficially own more than 49% of our common stock. If you acquire additional rights the exercise of which would cause you to trigger the ownership limitation, we reserve the right to reject your exercise of those rights in full or we may accept your exercise of those rights only to the extent that the exercise will not trigger the ownership limitation.

Method of Subscription—Exercise of Rights
If you are a record holder of shares of our common stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless we extend this rights offering in our sole discretion:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;

•	your properly completed and executed notice of guaranteed delivery (if applicable); and

•	your full subscription price payment for each share subscribed for under your rights.
If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless extended.
Your rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment at or before 5:00 p.m., Eastern Time, on July 12, 2019, the expiration date of this rights offering, unless extended.
Method of Payment
Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth below in “Delivery of Subscription Materials and Payment.”
The subscription agent will accept payment only by personal check of immediately available funds.
Receipt of Payment
Your payment will be considered received by the subscription agent only upon:

•	Receipt by the subscription agent of any personal check drawn upon a United States bank payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.
Delivery of Subscription Materials and Payment
You should deliver your rights certificate, notice of guaranteed delivery (if applicable), and subscription payments to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier:
Computershare	Computershare
c/o Corporate Actions Voluntary Offer; COY: HRI	c/o Corporate Actions Voluntary Offer; COY: HRI
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021
Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.
Your payment of the subscription price must be made in accordance with the requirements set forth above in “Method of Payment.”

Guaranteed Delivery Procedures
If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•
deliver to the subscription agent before the expiration of the subscription period the payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “—Method of Subscription—Exercise of Rights;”

•	deliver to the subscription agent before the expiration of the subscription period the form entitled “Notice of Guaranteed Delivery;” and

•
deliver the properly completed rights certificate evidencing your rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the subscription agent within two (2) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Use of Hertz Global Holdings, Inc. Rights Certificate,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.
In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
the number of rights represented by your rights certificate and the number of shares of our common stock for which you are subscribing under your basic subscription right and the number of shares of our common stock for which you are subscribing under your over-subscription right; and

•
your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising within two (2) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Delivery of Subscription Materials and Payment.”
The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the subscription agent at (781) 575-4238 to request additional copies of the form of Notice of Guaranteed Delivery.
Calculation of Rights Exercised
If you do not indicate the number of rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of basic subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, after all pro rata allocations and adjustments have been completed promptly after the expiration of this rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Shares of Common Stock are Issued
The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares upon completion of this rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.
Medallion Guarantee May Be Required
Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•	You are an eligible institution.
You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	the New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms; or

•	the Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.
If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.
Notice to Brokers and Nominees
If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on June 24, 2019, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.
Instructions for Completing Your Rights Certificate
You should read and follow the instructions accompanying the rights certificate carefully.
You are responsible for the method of delivery of your rights(s) certificates with your subscription price payment to the subscription agent. If you send your rights(s) certificates and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. You must pay, or arrange for payment, by means of a personal check of immediately available funds. Any other form of payment will not be accepted.
Determinations Regarding the Exercise of Your Subscription Rights
We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if we determine that your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.
Material U.S. Federal Income Tax Consequences to U.S. Persons
We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of the Code and therefore, should not be recognized as taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
Questions about Exercising Rights
If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the "Instructions for Use of Hertz Global Holdings, Inc. Subscription Rights Certificates," you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus supplement.
Subscription Agent and Information Agent
We have appointed Computershare Trust Company, N.A. to act as subscription agent and Georgeson LLC to act as information agent for this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus supplement and accompanying prospectus to the information agent.
Expenses
We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.
No Revocation or Change
All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock at the subscription price of $12.95 per share. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value.
Procedures for DTC Participants
We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of DTC. If your rights are held of record through DTC or you are a stockholder holding your shares in “street name” with DTC participants, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.
Subscription Price
The subscription price is $12.95 per whole share of common stock. For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Questions and Answers Relating to the Rights Offering—How was the subscription price of $12.95 per share determined?” included elsewhere in this prospectus supplement.
Foreign Stockholders
Rights certificates will not be mailed to foreign holders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States). The rights of foreign holders will be held by the subscription agent for their accounts until instructions are received to exercise the rights. Any questions related to such instructions or the method for foreign holders to exercise their rights should be directed to the information agent. We will determine whether the rights offering may be made to any such record date foreign holder. The rights offering will not be made in any jurisdiction where it would be unlawful to do so. If instructions have not been received by 5:00 p.m., Eastern Time, on July 5, 2019, five (5) business days prior to the expiration date (or, if the subscription period is extended, on or before the fifth business day prior to the extended expiration date), the rights will not be exercisable by such foreign holders, and any proceeds received by such foreign holders related to such rights will be refunded to such foreign holders, without interest.
Rights Will Trade Publicly
The rights are transferable and are expected to trade until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date).

We expect the rights will trade on the NYSE under the symbol “HTZ RT.” Trading in the rights on the NYSE is expected to be conducted beginning on June 27, 2019, and continue until the close of trading on the NYSE on July 11, 2019 (or if the offer is extended, on the business day prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.
Transfers and Sales of Rights
The rights evidenced by a rights certificate may be transferred (1) in whole, by endorsing the rights certificate for transfer in accordance with the accompanying instructions or (2) in part, by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new rights certificate to the transferee evidencing such transferred rights. In such event, a new rights certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the rights certificate must correspond to the name as written upon the face of the rights certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.
The rights are transferable and are expected to trade until close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offer for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).
Except for the fees charged by the subscription agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights. None of those commissions, fees, or expenses will be paid by us or the subscription agent.
We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription right and the over-subscription right may be effected through, the facilities of DTC. Holders of DTC exercised rights may exercise the over-subscription right in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or before 5:00 p.m., Eastern Time, on the expiration date of this rights offering (as it may be extended), a nominee holder over-rights certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the estimated subscription price for the number of shares for which the over-subscription right is to be exercised.
Escrow Arrangements; Return of Funds
The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is withdrawn or canceled for any reason, all subscription payments received by the subscription agent will be promptly returned, without interest or deduction.
No Board Recommendation
An investment in shares of our common stock must be made according to each investor’s evaluation of his or her own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus supplement entitled “Risk Factors.” Neither we nor our board of directors makes any recommendation to rights holders regarding whether they should exercise or sell their rights.
Purchase Intentions and Interests of Carl C. Icahn
Carl C. Icahn, whose affiliates held as of June 12, 2019, 24,263,869 shares of our common stock, which represented 28.8% of our outstanding shares of common stock, has informed us that such affiliates intend to exercise fully all basic subscription rights and over-subscription rights allocated to them in this rights offering, subject to the ownership limitation. However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his basic subscription rights and over-subscription rights. If Mr. Icahn’s affiliates are the only stockholders who exercise their rights in this rights offering and they fully exercise their over-subscription rights, subject to the ownership limitation, the Company will issue an aggregate of 33,268,025 shares of common stock to such affiliates. Under such circumstances, Mr. Icahn’s ownership percentage of our outstanding common stock would increase to approximately 49% after giving effect to this rights offering.
By virtue of his ownership of our common stock, Mr. Icahn may have the ability to exert substantial influence over actions to be taken or approved by our stockholders. Currently, three of the Company’s eight directors were designated by Mr. Icahn. Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other stockholders. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other stockholders. Your interests as stockholder may differ from the interests of Mr. Icahn.
Interests of Our Executive Officers and Directors
Our executive officers and directors may participate in this offering at the same subscription price as all other stockholders, but none of our executive officers and directors are obligated to so participate.
Shares of Common Stock Outstanding after the Rights Offering
As of June 12, 2019, we had 84,144,004 shares of common stock outstanding. If this rights offering is fully‑subscribed, we will have 142,059,059 shares of common stock outstanding, excluding 4,388,218 shares that may be issued pursuant to the exercise of outstanding vested and unvested stock options and reserved for issuance pursuant to restricted stock units and performance stock units as of June 12, 2019.
Dilutive Effects of the Rights Offering
If a stockholder does not exercise any rights in this rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because up to 57,915,055 shares of our common stock may be issued in this rights offering, if a stockholder does not exercise its rights under the basic subscription right in full, its percentage ownership may be materially diluted as a result of this rights offering.
Effect of the Rights Offering on Holders of Stock Options, Performance Stock Units and Restricted Stock Units
Holders of options to purchase our common stock will not receive rights, unless they exercise their options for shares of common stock prior to the record date. Similarly, holders of performance stock units or restricted stock units with respect to our common stock will not receive rights, except to the extent their restricted stock units or such other awards are settled (to the extent applicable) for shares of common stock prior to the record date. The compensation committee of our board of directors shall make a determination as to whether an adjustment is appropriate with respect to options, restricted stock units, performance stock units and other equity awards not receiving any exercisable rights, as well as the amount and terms of any such adjustments.

DIVIDEND POLICY
We have paid no cash dividends on our common stock and we have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock. This discussion does not purport to be complete and you are strongly encouraged to read our amended and restated certificate of incorporation, as amended, restated bylaws and the applicable provisions of the Delaware General Corporation Law.
Overview
As of the date of this prospectus supplement, our amended and restated certificate of incorporation authorizes 400,000,000 shares of common stock, par value $0.01 per share. In addition, our amended and restated certificate of incorporation authorizes 40,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series. As of June 12, 2019, 84,144,004 shares of our common stock were outstanding and no shares of preferred stock were outstanding.
Our common stock currently is listed on the New York Stock Exchange under the trading symbol “HTZ”.
Common Stock
Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in the instruments governing our indebtedness.
Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue, as described below.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 40,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.
Corporate Governance
We have instituted stockholder-friendly corporate governance practices, as described below.
Single Class Capital Structure. We have a single class common equity capital structure with all stockholders entitled to vote for director nominees.
Annual Director Elections. The entire board will be elected at each annual meeting of stockholders, with each director to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Majority Voting Standard. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

Special Stockholder Meetings. The amended and restated certificate of incorporation provides that special meetings of the stockholders may be called by (i) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, (ii) the chairman of the board, (iii) the chief executive officer, or (iv) subject to certain procedures and conditions set forth therein, by the corporate secretary at the request of one or more stockholders who have held beneficial ownership of at least a thirty-five percent (35%) “net long position” of the outstanding common stock for at least thirty (30) days prior to the delivery of such request.
Rights Plans Limitations. The amended and restated certificate of incorporation provides that any rights plan adopted by our board of directors shall have a triggering “acquiring person” ownership threshold of 20% or higher. If our board of directors adopts a rights plan, such rights plan will be put to a vote of stockholders within 135 days of the date of adoption of such rights plan. If we fail to hold a stockholder vote on or prior to the 135th day deadline, then the rights plan shall automatically terminate on the 135th day deadline. If a stockholder vote is held on the rights plan and it is not approved by the holders of a majority of shares voted, then the rights plan shall expire on a date not later than the 135th day deadline.
No Supermajority Provisions. Our amended and restated certificate of incorporation and by-laws do not have supermajority voting provisions.
Opt Out of Delaware Takeover Statute. We have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which would otherwise impose additional requirements regarding mergers and other business combinations.
Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or bylaws (as either may be amended from time to time); or (iv) any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine, in each case, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Change of Control Related Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
A number of provisions in our amended and restated certificate of incorporation and amended and restated by-laws and under the DGCL may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock
Common Stock
The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designated to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing an unsolicited takeover bid.
Preferred Stock
Our amended and restated certificate of incorporation provides our board of directors with the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.
Vacancies
Vacancies in our board of directors will only be able to be filled by our board of directors, except that a vacancy that results from the removal of a director by the stockholders may be filled by the stockholders at a special meeting of the stockholders. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors will shorten the term of any incumbent director. Our amended and restated by-laws provides that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.
Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent
Our amended and restated by-laws require advance notice for stockholder proposals and nominations for director. To be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.
In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that action may not be taken by written consent of stockholders. Thus, any action taken by the stockholders will have to be effected at a duly called annual or special meeting.
These provisions will make it procedurally more difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL, as amended.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws or eliminate our directors’ duty of care. The inclusion of this provision in our amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.
Our amended and restated certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated by-laws provides that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.
We have entered into indemnification agreements with each of our directors, providing the directors contractual rights to indemnification, expense advance provided by its by-laws, and contractual rights to additional indemnification as provided in the applicable indemnification agreement.
Registration Rights
We have entered into a registration rights agreement, dated June 30, 2016 (the “Registration Rights Agreement”) with High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP (and such other holders as contemplated by the Registration Rights Agreement, the “Holders”). Pursuant to the Registration Rights Agreement, among other things, and subject to certain exceptions, we agreed to effect up to two demand registrations with respect to shares of our common stock held by the Holders. We also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to common stock held by the Holders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, MA 02021 and its telephone number is (781) 575-4238.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain, material U.S. federal income tax consequences of the receipt, exercise (or expiration) and sale of the subscription rights acquired through the rights offering to U.S. holders (as defined below) of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurances can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is for the general information of U.S. holders (as defined below) only and does not purport to be a complete analysis of all potential tax effects of the receipt, exercise (or expiration) or sale of the subscription rights or the owning or disposing of our common stock. For example, it does not consider the effect of any applicable state, local, non-U.S., estate or gift or any other non-income tax laws or tax treaties. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, holders other than “U.S. holders” (as defined below), partnerships or other pass-through entities or partners or other owners of such entities, banks or other financial institutions, entities that are generally exempt from tax under the Code, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, U.S. beneficiaries or owners of foreign trusts or estates, real estate investment trusts, dealers in securities or currencies, brokers, traders, including traders in securities that have elected to use the mark-to-market method of accounting, members of an “affiliated group” (within the meaning of the Code) that includes the Company, persons holding subscription rights or shares of our common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” (all as such terms are defined under the Code) persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.
This summary applies only to a holder that: (i) is a U.S. holder (as defined below), (ii) receives subscription rights in the rights offering, and (iii) holds subscription rights and shares of our common stock issued to such holder upon exercise of the subscription rights as “capital assets” for U.S. federal income tax purposes. This discussion does not address U.S. holders (as defined below) who beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code. This summary does not apply to a holder that is not a U.S. holder (as defined below).
The discussion that follows neither binds the IRS nor precludes it from adopting a position contrary to that expressed in this prospectus supplement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated. We have not sought, nor will we seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under non-U.S., state, or local tax laws or tax treaties.
A “U.S. holder” is a beneficial owner of subscription rights that is also one of the following for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the U.S.;

•	A corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
A trust (a) if a court within the U.S. can exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person,” within the meaning of the Code.

Receipt of Subscription Rights

The federal income tax consequences of the rights offering will depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of the Code. A “disproportionate distribution” is a distribution (or a series of distributions), including deemed distributions, from a corporation that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” includes holders of a right to acquire stock (such as warrants or options) and holders of convertible securities. During the past 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions on such stock, we have not had any convertible debt or convertible securities outstanding and, other than isolated redemptions pursuant to any tender offer by the Company, neither we nor any of our subsidiaries have redeemed or purchased any of our common stock. We also do not have any present intention to issue another class of stock or any convertible debt or convertible securities, to make any distributions (other than the current rights offering) with respect to our common stock or to redeem (or to have any subsidiary purchase) our common stock in the future. We believe and intend to take the position and the following discussion assumes (unless explicitly stated otherwise) that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of the Code and therefore, you should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For a summary of the U.S. federal income tax consequences to a U.S. holder if the rights offering is treated as part of a “disproportionate distribution,” within the meaning of the Code, see below, “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution.”
FURTHERMORE, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES IF THE RIGHTS OFFERING WERE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION,” WITHIN THE MEANING OF THE CODE.
Tax Basis in the Subscription Rights

If the aggregate fair market value of the subscription rights a U.S. holder receives is less than 15% of the aggregate fair market value of the U.S. holder’s existing shares of our common stock on the date the U.S. holder receives the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate such holder’s basis in its existing shares of our common stock between the U.S. holder’s existing shares of our common stock and the subscription rights in proportion to the relative fair market values of the existing shares of our common stock and the subscription rights determined on the date of receipt of the subscription rights. If a U.S. holder elects to allocate basis between such holder’s existing shares of our common stock and the subscription rights, a U.S. holder must make this election on a statement included with the U.S. holder’s tax return for the taxable year in which the U.S. holder receives the subscription rights. Such an election is irrevocable.
However, if the fair market value of the subscription rights a U.S. holder receives is 15% or more of the fair market value of its existing shares of our common stock on the date a U.S. holder receives the subscription rights, then such holder must allocate its basis in the U.S. holder’s existing shares of our common stock between a U.S. holder’s existing shares of our common stock and the subscription rights such holder receives in proportion to their fair market values determined on the date the U.S. holder receives the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. Therefore, U.S. holders should consult with their own tax advisors to determine the proper allocation of basis between the subscription rights and our common stock with respect to which the subscription rights are received. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised, the fact that the subscription rights are transferable, and the price at which the subscription rights trade, if they trade at all.

A U.S. holder’s holding period in the subscription rights will include the U.S. holder’s holding period in the shares of our common stock with respect to which the subscription rights were distributed.
Exercise of Subscription Rights

A U.S. holder will generally not recognize gain or loss on the exercise of a subscription right received in the rights offering and the tax basis of our common stock acquired through the exercise of the subscription rights will equal the sum of the subscription price for the shares and a U.S. holder’s adjusted tax basis in the subscription right, if any. The holding period of a share of our common stock acquired when a U.S. holder exercises its subscription rights will begin on the date of exercise. If a U.S. holder exercises the rights received in this rights offering after disposing of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor, including with regard to any potential application of the “wash sale” rules under Section 1091 of the Code.
Expiration of Subscription Rights

If a U.S. holder allows subscription rights received in the rights offering to expire, a U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon expiration of the subscription rights. If a U.S. holder has tax basis in the subscription rights and such holder allows the subscription rights to expire, the tax basis of our common stock owned by the U.S. holder with respect to which such subscription rights were distributed should be re-allocated to the tax basis of such our common stock. If the rights expire without exercise after a U.S. holder has disposed of the shares of our common stock with respect to which the rights are received, such U.S. holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the rights.
Sale or Other Disposition of Subscription Rights

If a U.S. holder sells or otherwise disposes of a U.S. holder’s subscription rights prior to the expiration date, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property a U.S. holder receives and such U.S. holder’s tax basis, if any, in the subscription rights sold or otherwise disposed of by the U.S. holder. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. Please see above, “Tax Basis in the Subscription Rights,” for a discussion regarding the determination of a U.S. holder’s holding period in their subscription rights. Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations under the Code.
Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a “disproportionate distribution,” within the meaning of the Code, the distribution of subscription rights will be taxable to a U.S. holder as a dividend to the extent that the fair market value of the subscription rights a U.S. holder receives is allocable to our current or accumulated earnings and profits, if any. Dividends received by corporate U.S. holders of our common stock are taxable at ordinary corporate tax rates (currently taxed at a rate of 21%) subject to any applicable dividends-received deduction. Subject to the discussion of the “unearned income Medicare contribution tax” set forth below (See below, “Net Investment Income Tax”), dividends received by non-corporate U.S. holders of our common stock are taxed at capital gain tax rates, provided that the U.S. holder meets the applicable holding period and certain other requirements. Any distributions in excess of our current and accumulated earnings and profits, if any, will be treated as a tax-free return of basis, and any further distributions in excess of a U.S. holder’s tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis, or as gain from the sale or exchange of our common stock, a U.S. holder’s tax basis in the subscription rights the U.S. holder receives will be their fair market value.
If the receipt of subscription rights is taxable to a U.S. holder as described in the previous paragraph and the U.S. holder allows subscription rights received in the rights offering to expire, a U.S. holder should recognize a capital loss equal to such holder’s tax basis in the expired subscription rights. A U.S. holder’s ability to use any capital loss is subject to certain limitations under the Code. A U.S. holder will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for our common stock and the U.S. holder’s tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.
Net Investment Income Tax

Certain U.S. holders that are individuals, estates or trusts may be required to pay an additional 3.8% Medicare contribution tax on certain “net investment income,” in excess of certain thresholds. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain investments (less certain deductions), unless such dividend income and net gain is derived in the ordinary course of a trade or business (other than a trade or business that consists of certain passive or trading activities). In the case of an U.S. holder that is an individual, the tax will be imposed on the lesser of (1) the such individual’s net investment income and (2) the amount by which the individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective U.S. holders should consult their tax advisors concerning the possible implications of this tax on their ownership and disposition of our common stock acquired through exercise of the subscription rights, based on their particular circumstances.
Information Reporting and Backup Withholding

Dividends in respect of our common stock and payments made to U.S. holders of proceeds from the sale of subscription rights or from the shares of our common stock acquired upon exercise of the subscription rights may be subject to information reporting and/or backup withholding. Backup withholding may apply under certain circumstances if a U.S. holder (1) fails to furnish his or her social security or its taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide an executed IRS Form W-9, signed under penalty of perjury, or an appropriate substitute form. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. holder to a refund with respect to) such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their own tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX AND TAX TREATY CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES APPLICABLE TO THE HOLDER’S PARTICULAR TAX SITUATION.

PLAN OF DISTRIBUTION
On June 26, 2019, the distribution date, we will distribute the rights, rights certificates, and copies of this prospectus supplement and accompanying prospectus to individuals who owned shares of common stock as of 5:00 p.m., Eastern Time on June 24, 2019, the record date. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it to the subscription agent, Computershare Trust Company, N.A., at the following address:

By Mail:	By Overnight Courier:
Computershare	Computershare
c/o Corporate Actions Voluntary Offer; COY: HRI	c/o Corporate Actions Voluntary Offer; COY: HRI
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021
Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth above.
If you have any questions, you should contact the information agent, Georgeson LLC, at (888) 607-6511.
We have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees, or discounts will be paid in connection with this rights offering.
Computershare Trust Company, N.A. is acting as the subscription agent and Georgeson LLC is acting as the information agent for this rights offering. We will pay all customary fees and expenses of the subscription agent and information agent related to this rights offering and have also agreed to indemnify the subscription agent and information agent from liabilities that they may incur in connection with this rights offering.
Jefferies LLC is acting as our financial advisor in connection with the rights offering.

LEGAL MATTERS
The validity of the rights and the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by White & Case LLP.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Hertz Global Holdings, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 25, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 7, 2019;

•	the portions of our Proxy Statement on Schedule 14A filed with the SEC on April 5, 2019 incorporated by reference into the 2018 Annual Report; and

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2019, March 7, 2019; March 25, 2019, and May 24, 2019.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference in this prospectus supplement from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address and telephone number:
Hertz Global Holdings, Inc.
Attention: Corporate Secretary
8501 Williams Road
Estero, Florida 33928
(239) 301-7000
Documents may also be available on our website at http://www.hertz.com. Information contained on our website does not constitute part of this prospectus supplement.

PROSPECTUS
$3,000,000,000

HERTZ GLOBAL HOLDINGS, INC.
Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Subscription Rights
_______________________________________________________
Hertz Global Holdings, Inc. (“Hertz Global”) may offer from time to time common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, stock purchase units and subscription rights, together or separately, in one or more classes or series, in amounts, at prices and on terms to be determined at the time of offering.
We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus.
You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.
Our common stock is traded on the New York Stock Exchange under the symbol “HTZ.”

Investing in our securities involves risks. See the “Risk Factors” section of this prospectus. You should carefully consider these risk factors and other risks before investing in any of our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is June 12, 2019.

TABLE OF CONTENTS

About this Prospectus	3
Where You Can Find More Information	4
Special Note About Forward-Looking Statements	5
Hertz Global Holdings, Inc.	6
Risk Factors	7
Use of Proceeds	8
Dividend Policy	9
Description of Capital Stock	10
Description of Debt Securities	14
Description of Depositary Shares	17
Description of Warrants	20
Description of Stock Purchase Contracts and Stock Purchase Units	22
Description of Subscription Rights	23
Plan of Distribution	25
Legal Matters	28
Experts	29
You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus used by us (which we refer to as a “company free writing prospectus”), the documents incorporated by reference in this prospectus and any applicable prospectus supplement or any other information to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any applicable prospectus supplement and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, any applicable prospectus supplement and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus or any applicable prospectus supplement shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations and prospects since the date of this prospectus or such prospectus supplement.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and, if necessary, the pricing supplement, may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus, the applicable prospectus supplement and any pricing supplement, together with the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.
The prospectus supplement and, if necessary, the pricing supplement, will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

In this prospectus, the term “Hertz Global,” “we,” “us” and “our” refer to Hertz Global Holdings, Inc., excluding its subsidiaries, unless the context otherwise requires or indicates.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "2018 Annual Report"), filed with the SEC on February 25, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 7, 2019;

•	the portions of our Proxy Statement on Schedule 14A filed with the SEC on April 5, 2019 incorporated by reference into the 2018 Annual Report; and

•	our Current Reports on Form 8-K, filed on January 2, 2019, March 7, 2019, March 25, 2019 and May 24, 2019.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Attention: Legal Department
(239) 301-7000
Documents may also be available on our website at http://www.hertz.com. Information contained on our website does not constitute part of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable pricing supplement include “forward-looking statements.” Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K.
Important factors that could affect our actual results and cause them to differ materially from those expressed in forward-looking statements include, among others, those that may be disclosed from time to time in reports filed with the SEC and those described in this prospectus under “Risk Factors.”
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HERTZ GLOBAL HOLDINGS, INC.
We were incorporated in Delaware in 2015 to serve as the top-level holding company for Rental Car Intermediate Holdings, LLC, which wholly owns The Hertz Corporation, our primary operating company. The Hertz Corporation was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the vehicle rental and leasing business since 1918.
We operate our vehicle rental business globally primarily through the Hertz, Dollar and Thrifty brands from approximately 10,200 company-owned, licensee and franchisee locations in North America, Europe, Latin America, Africa, Asia, Australia, the Caribbean, the Middle East and New Zealand. We are one of the largest worldwide vehicle rental companies. We have an extensive network of airport and off airport rental locations in the U.S. and in all major European markets. We are also a provider of integrated vehicle leasing and fleet management solutions through our Donlen subsidiary.

RISK FACTORS
Investing in our securities involves risks. See the “Risk Factors” section of the 2018 Annual Report, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as updated by our Current Reports on Form 8-K, and any other reports that we may file from time to time with the SEC, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. You should carefully consider these risk factors and other risks before investing in any of our securities. See “Where You Can Find More Information.”

USE OF PROCEEDS
Except as otherwise may be described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereunder for general corporate purposes, including, among other possible uses, the repayment or repurchase of debt obligations. We may also use the proceeds for temporary investments until necessary for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

DIVIDEND POLICY
We have paid no cash dividends on its common stock and has no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries of their material terms and provisions and are qualified in their entirety by reference to such complete documents, copies of which are publicly available through our filings with the SEC. See “Where You Can Find Additional Information.” When we offer to sell these securities, we will summarize in a prospectus supplement the particular terms of such securities that we believe will be the most important to your decision to invest in such securities. As the terms of such securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus.
Overview
As of the date of this prospectus, our amended and restated certificate of incorporation authorizes 400,000,000 shares of common stock, par value $0.01 per share. In addition, our amended and restated certificate of incorporation authorizes 40,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series. As of May 29, 2019, 84,143,475 shares of our common stock were outstanding and no shares of preferred stock were outstanding.
Our common stock currently is listed on the New York Stock Exchange under the trading symbol “HTZ”.
Common Stock
Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in the instruments governing our indebtedness.
Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue, as described below.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 40,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.
Corporate Governance
We have instituted stockholder-friendly corporate governance practices, as described below.
Single Class Capital Structure. We have a single class common equity capital structure with all stockholders entitled to vote for director nominees.

Annual Director Elections. The entire board will be elected at each annual meeting of stockholders, with each director to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Majority Voting Standard. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.
Special Stockholder Meetings. The amended and restated certificate of incorporation provides that special meetings of the stockholders may be called by (i) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, (ii) the chairman of the board, (iii) the chief executive officer, or (iv) subject to certain procedures and conditions set forth therein, by the corporate secretary at the request of one or more stockholders who have held beneficial ownership of at least a thirty-five percent (35%) “net long position” of the outstanding common stock for at least thirty (30) days prior to the delivery of such request.
Rights Plans Limitations. The amended and restated certificate of incorporation provides that any rights plan adopted by our board of directors shall have a triggering “acquiring person” ownership threshold of 20% or higher. If our board of directors adopts a rights plan, such rights plan will be put to a vote of stockholders within 135 days of the date of adoption of such rights plan. If we fail to hold a stockholder vote on or prior to the 135th day deadline, then the rights plan shall automatically terminate on the 135th day deadline. If a stockholder vote is held on the rights plan and it is not approved by the holders of a majority of shares voted, then the rights plan shall expire on a date not later than the 135th day deadline.
No Supermajority Provisions. Our amended and restated certificate of incorporation and by-laws do not have supermajority voting provisions.
Opt Out of Delaware Takeover Statute. We have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which would otherwise impose additional requirements regarding mergers and other business combinations.
Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine, in each case, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Change of Control Related Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
A number of provisions in our amended and restated certificate of incorporation and amended and restated by-laws and under the DGCL may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.
Unissued Shares of Capital Stock
Common Stock
The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designated to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing an unsolicited takeover bid.
Preferred Stock
Our amended and restated certificate of incorporation provides our board of directors with the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.
Vacancies
Vacancies in our board of directors will only be able to be filled by our board of directors, except that a vacancy that results from the removal of a director by the stockholders may be filled by the stockholders at a special meeting of the stockholders. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors will shorten the term of any incumbent director. Our amended and restated by-laws provides that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.
Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent
Our amended and restated by-laws require advance notice for stockholder proposals and nominations for director. To be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.
In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that action may not be taken by written consent of stockholders. Thus, any action taken by the stockholders will have to be effected at a duly called annual or special meeting.
These provisions will make it procedurally more difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL, as amended.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws or eliminate our directors’ duty of care. The inclusion of this provision in our amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.
Our amended and restated certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated by-laws provides that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.
We have entered into indemnification agreements with each of our directors, providing the directors contractual rights to indemnification, expense advance provided by its by-laws, and contractual rights to additional indemnification as provided in the applicable indemnification agreement.
Registration Rights
We have entered into a registration rights agreement, dated June 30, 2016 (the “Registration Rights Agreement”) with High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP (and such other holders as contemplated by the Registration Rights Agreement, the "Holders"). Pursuant to the Registration Rights Agreement, among other things, and subject to certain exceptions, we agreed to effect up to two demand registrations with respect to shares of our common stock held by the Holders. We also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to common stock held by the Holders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Inc. The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between Hertz Global and the trustee identified in the applicable prospectus supplement. The form of the indenture has been filed as an exhibit to this registration statement and we urge you to read the indenture and any supplement thereto because these documents, and not the summary, define your rights as a holder of debt securities.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions, if applicable);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•
any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•
whether we will be obligated to pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making such payment;

•	restrictions on transfer, sale, assignment or conversion, if any;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture applicable to such debt securities;

•
any addition to, deletion of or change in the events of default described in this prospectus or in the indenture applicable to such debt securities and any change in the acceleration provisions described in this prospectus or in the indenture applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•
the currency of denomination of the debt securities, which may be United States dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	any addition to, deletion of or change in the remedies for holders of the debt securities described in this prospectus or in the indenture applicable to such debt securities;

•	the right to make any changes to the indenture or the terms of the debt securities by us and what approval, if any, will be required from the holders of the debt securities;

•	any addition to, deletion of or change in the terms of any defeasance or satisfaction and discharge provisions applicable to the debt securities;

•
the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the terms and conditions of such conversion or exchange, including the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary shares from time to time. The following description summarizes the general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The specific terms relating to any depositary shares that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific depositary shares offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable deposit agreement, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those depositary shares, as well as our amended and restated certificate of incorporation or any certificate of designation relating to the applicable series of preferred stock.
General
We may, at our option, elect to offer fractional interests in shares of a series of preferred stock as depositary shares, rather than full shares of preferred stock. In such event, we will issue depositary receipts for those depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the related prospectus supplement.
Shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement between us and the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights, preferences and privileges of the preferred stock represented thereby (including dividend, voting, conversion, exchange, redemption and liquidation rights, if any).
Depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of preferred stock as described in the applicable prospectus supplement.
Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred stock to the record holders of depositary receipts relating to that preferred stock in proportion, insofar as possible, to the number of the depositary receipts owned by those holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary). The preferred stock depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed will be held by the preferred stock depositary and added to and treated as part of the next sum received by such preferred stock depositary for distribution to record holders of depositary shares then outstanding.
In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, in proportion to the number of such depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the public or private sale of such property and distribution of the net proceeds therefrom to holders of depositary shares.
The amount so distributed to record holders of depositary receipts in any of the foregoing cases will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.
The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares.

Redemption of Depositary Shares
If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from redemption, in whole or in part, of such class or series of preferred stock held by the preferred stock depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of preferred stock. Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the preferred stock depositary.
After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares with respect to those depositary shares will cease, except the right to receive the redemption price upon that redemption.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to record holders of the depositary receipts evidencing the depositary shares of such class or series of preferred stock. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the related class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by those depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing those shares of preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the preferred stock depositary.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of related preferred stock as set forth in the related prospectus supplement.
Conversion and Exchange of Preferred Stock
If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating thereto, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by those depositary receipts pursuant to the terms thereof.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the preferred stock depositary. However, amendments, if any, which materially and adversely alter the rights of holders of depositary receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying preferred stock, will be ineffective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding under the deposit agreement. Every holder of outstanding depositary receipts at the time the amendment, if any, becomes effective will be deemed, by continuing to hold its depositary receipts, to consent to the amendment and to be bound by the applicable deposit agreement as amended thereby.
We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each class or series of preferred stock subject to the deposit agreement consents to its termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by those depositary receipts, together with any other property held by the preferred stock depositary with respect to those depositary receipts. Additionally, a deposit agreement will automatically terminate if:

•	all outstanding depositary shares related thereto have been redeemed;

•
there has been a final distribution in respect of the preferred stock underlying those depositary shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts; or

•	each share of related preferred stock has been converted into our capital stock not so represented by depositary shares.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay the preferred stock depositary’s fees and charges in connection with the initial deposit of the preferred stock and initial issuance of depositary receipts and any redemption or conversion of the preferred stock. Holders of depositary receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the preferred stock depositary that are not expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
A preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove any preferred stock depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred stock depositary and that successor preferred stock depositary’s acceptance of the appointment. The successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Miscellaneous
The preferred stock depositary will forward all reports and communications which we deliver to the preferred stock depositary and which we are required or otherwise determine to furnish to holders of the preferred stock.
Neither we nor any preferred stock depositary will be liable if we are or it is prevented or delayed by law or any circumstance beyond our or its control in performing our or its obligations under a deposit agreement. Our obligations and the obligations of any preferred stock depositary under a deposit agreement will be limited to performing in good faith our and its respective duties thereunder (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct excepted. We and any preferred stock depositary will not be obligated under the deposit agreement to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of any preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.

DESCRIPTION OF WARRANTS
We may elect to offer warrants from time to time in one or more series. The following description summarizes the general terms and provisions of the warrants we may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of our warrants that we offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of warrants offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable warrant agreement relating to each series of warrants, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.
General
We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities or any combination thereof, which we refer to in this prospectus, collectively, as the “underlying warrant securities.” The warrants may be issued independently or together with any series of underlying warrant securities and may be attached or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants and the number of such underlying warrant securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire (subject to any extension);

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Amendments and Supplements to Warrant Agreement
The warrant agreement for a series of warrants may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may elect to offer stock purchase contracts and/or stock purchase units from time to time. The following description summarizes the general terms and provisions of the stock purchase contracts and/or stock purchase units that we may offer pursuant to this prospectus. The specific terms relating to any stock purchase contracts and/or stock purchase units that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific stock purchase contracts and/or stock purchase units offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable stock purchase contract or stock purchase unit agreement, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those stock purchase contracts or stock purchase units, as well as, if applicable, any collateral arrangements or depositary arrangements relating to those stock purchase contracts or stock purchase units.
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of units, which we refer to as stock purchase units, consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including United States Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may elect to offer subscription rights from time to time. The following description summarizes the general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The specific terms relating to any subscription rights that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific subscription rights offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable prospectus supplement.
General
We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.
The applicable prospectus supplement will describe the terms of any subscription rights in respect of which this prospectus is being delivered, including the following:

•	the title of the subscription rights;

•	the securities for which the subscription rights will be exercisable;

•	the exercise price for the subscription rights;

•	the number of the subscription rights issuable to each stockholder;

•	the extent to which the subscription rights will be transferable;

•	the date on which the right to exercise the subscription rights will commence and the date on which the rights will expire (subject to any extension);

•	the extent to which the rights will include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.
Exercise of Subscription Rights
Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of common stock, preferred stock, depositary shares, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or preferred stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We may sell the securities of or within any series to or through agents, underwriters, dealers, direct sales, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue securities as a dividend or distribution. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.
Each time we offer and sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	terms and conditions of the offering;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.
Agents
We may use agents to sell securities. We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities on a continuing basis. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.
Underwriters
We may sell securities to underwriters. If we use underwriters, the underwriters will acquire the securities for their own account, including without limitation through underwriting, purchase, security lending, repurchase or other agreements with us. Unless we tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.
Dealers
We may use a dealer to sell the securities. If we use a dealer, we, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.
Direct Sales

We may solicit directly offers to purchase the securities, and we may sell securities directly to purchasers without the involvement of agents, underwriters or dealers. We will describe the terms of our direct sale in the applicable prospectus supplement.
Other Means of Distribution
Securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as our agents in connection with a remarketing of such securities following their purchase or redemption or otherwise. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4).
We may authorize our agents, dealers and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.
With or without the involvement of agents, underwriters, dealers, direct sales, remarketing firms or other third parties, we may utilize the Internet or other electronic bidding or ordering systems for the pricing and allocation of securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us. The use of such a system may affect the price or other terms at which such securities are sold. The final offering price at which securities would be sold, and the allocation of securities among bidders, would be based in whole or in part on the results of the bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in the applicable prospectus supplement how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the obligations of any agent, underwriter, dealer, direct sales or remarketing firm with respect to the auction or ordering system.
Derivative Transactions and Hedging
We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).
We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.
We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.
General Information
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in an offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in an offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.
Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of the securities may have the effect of raising or maintaining the market price of the securities or preventing or mitigating a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.
Unless the applicable prospectus supplement states otherwise, each series of securities will be a new issue of securities and will have no established trading market, other than our common stock which is traded on the New York Stock Exchange as of the date of this prospectus. We may elect to list any other series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom the securities are sold for a public offering may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of, or the trading market for, any of the securities.
Any agents, underwriters, dealers, direct sales, remarketing firms and third parties may be customers of, engage in transactions with, or perform services for, us in the ordinary course of their business. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter, dealer, agent, remarketing firm or third party.

LEGAL MATTERS
Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for Hertz Global by White & Case LLP, New York, New York, and for any agents, underwriters, dealers, remarketing firms or other third parties by counsel named in the applicable prospectus supplement.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Hertz Global Holdings, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Hertz Global Holdings, Inc.

Up to $750,000,000 in Subscription Rights to Purchase Shares of Common Stock

Up to 57,915,055 Shares of Common Stock Issuable Upon Exercise of Rights to

Subscribe for Such Shares at $12.95 per Share

PROSPECTUS

June 13, 2019